Exhibit 10.85



                 SECOND AMENDMENT OF AGREEMENT OF LEASE

      THIS SECOND AMENDMENT OF AGREEMENT OF LEASE (this "Amendment" or "Amendment No. 2") is made and entered into as of August 24, 1995 (the "EFFECTIVE DATE"), by and between STANLEY STAHL D/B/A STAHL PARK AVENUE CO., a sole proprietorship, whose address is 277 Park Avenue, New York, New York 10172 ("Landlord"), and DONALDSON, LUFKIN & JENRETTE, INC., a Delaware corporation, whose address is 140 Broadway, New York, New York 10005 ("TENANT"). This Amendment is entered into with reference to the following facts:

     A. Landlord is the lessor and Tenant is the lessee pursuant to that certain Agreement of Lease dated as of October 26, 1994, as amended by a First Amendment of Agreement of Lease dated as of March 30, 1995 (collectively, the "LEASE"), affecting certain premises located at 277 Park Avenue, New York, New York (the "PREMISES"), all as more particularly described in the Lease.

     B. A memorandum of the Lease was recorded on November 22, 1994 in Reel 2157, Page 452, in the New York County Register's Office, State of New York.

     C. Landlord and Tenant desire to amend certain terms and provisions of the Lease to facilitate conversion of the Building to condominium ownership so that Tenant may receive certain Public Inducements from IDA, as well as to amend certain other terms and provisions of the Lease, upon the terms and conditions set forth in this Amendment.

     NOW, THEREFORE, Landlord and Tenant agree as follows (all capitalized terms defined in the Lease shall have the same meanings in this Amendment except to the extent that this Amendment modifies the definition for a particular term):


     1 Definitions. The following definitions are amended, added and/or restated as follows:

     1. 1 Condominium Unit. The following definition is added to the Lease following the definition of "Commencement Date":

     "CONDOMINIUM UNIT" shall mean any portion of the Building (including the corresponding interest in common elements) constituting a separate unit of ownership during any period in which the Building or any portion thereof is held through condominium ownership.

     1.2 Escalation Rent. The definition of "ESCALATION RENT" is amended and restated to read as follows:

     "ESCALATION RENT" shall mean, individually or collectively, the Tax Payment, the Operating Payment and, to the extent any PILOT payments to IDA are made by Landlord, Tenant's reimbursement of such PILOT payments.

     1.3 Lease. Wherever the Lease refers to "this Lease," such reference shall mean the Lease as modified by this Amendment.









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     1.4 PILOT Agreement. In the definition of "Pilot Agreement, the word
"Pilot" is deleted and replaced by the word "PILOT."

     1.5 Superior Lease(s). The definition of "SUPERIOR LEASE(S)" is amended and restated to read as follows:

     "SUPERIOR LEASE(S)" shall mean all ground or underlying leases and/or subleases of the Real Property or the Building (including any such lease(s) or sublease(s) pertaining to Condominium Units during any period in which the Building or any portion thereof is held by condominium ownership), including the Overlease constituting part of the IDA Documents, and all renewals, extensions, supplements, amendments and modifications thereof.

     1.6 Tenant's Tax Share. The second sentence of the definition of "TENANT'S TAX SHARE" is amended and restated to read as follows:

     Tenant's Tax Share for the Premises initially demised under this Lease (i.e., all Premises listed in the Fixed Rent Table) (assuming the entire Seventh Floor Storage Premises is used entirely for office), including Amendment No. 1 to the Lease, equals forty one and seventy three one-hundredths percent (41.73%); provided, however, that for any period during the Term during which any portion of the Office Premises (or Seventh Floor Storage Premises that is from time to time not used for storage) `shall constitute IDA Premises, Tenant's Tax Share shall be adjusted so as to reduce each of the Space Factors set forth in clause
     (a) (subclause "i" or "ii," as applicable) and clause (b) above by the Space Factor attributable to such IDA Premises.


2    Modification of IDA Documents.

     In the first sentence of Section 10.3(C) of the Lease, the words "ceases to qualify as IDA Premises" are deleted and replaced by the following words:
"shall cease to be IDA Premises for any reason.


3    Reversion to Original Ownership Structure.

     In the first sentence of Section 10.3(D) of the Lease, the following words are added after the words "or if Tenant no longer qualifies for such benefits as provided in Section 10.4 below": "or can no longer receive such benefits or if IDA is no longer able to grant such benefits."


4    Reduction of IDA Premises.

     The following language is hereby added as Section 10.3(E) of the Lease:


            (E) The parties intend that all of the Premises initially demised under this Lease (excluding the Cellar Storage Premises) shall become IDA Premises under the IDA Documents. Notwithstanding the foregoing, after the initial transfer of Premises to IDA, Landlord may require that the size of the IDA Premises be decreased to an aggregate of approximately 200,000 units of





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Space Factor (the "MINIMUM IDA PREMISES"), which the parties stipulate would be the smallest area that, as transferred to the IDA, would permit Tenant to take full advantage of any Public Inducements relating to Taxes available as of the date hereof. Tenant agrees that at Landlord's request, Tenant promptly shall take any and all actions necessary to reduce the IDA Premises to the Minimum IDA Premises. In such event, Landlord shall: (i) pay the Actual Cost to Tenant of effecting such a reduction and (ii) pay or, if applicable, credit against amounts to be recovered by Landlord pursuant to Section 10.2(C), any incremental increases in commercial rent tax incurred by Tenant as a result of such reduction, provided, however, that the obligation referred to in clause "ii" shall terminate on the date on which the Minimum IDA Premises cease to be IDA Premises.


5    Effect of IDA Public Inducements.

     5.1 Commencement of Parties' Obligations. The first sentence of Section
10.5 of the Lease (excluding Section 10.5(A)) is amended and restated to read as follows:

     To the extent that, during any Tax Year: (i) the PILOT Agreement shall be in effect, (ii) the PILOT Commencement Date (as defined in the PILOT Agreement) shall have occurred and (iii) the Premises (or any portion thereof) continue(s) to constitute IDA Premises, the following shall apply notwithstanding anything to the contrary in this Lease:

     5.2 PILOT Commencement Date. The parties hereby confirm that for purposes of Section 5.1 of this Amendment, the "PILOT Commencement Date" shall not occur prior to July 1, 1996.



6    Rent Credit for IDA Premises.

     In clause (i) of Section 10.5(E) of the Lease, after the words "(determined as if no portion of the Premises were IDA Premises)" the following words are added: "divided by 1,744,590."


7    Reduction of Tenant's Tax Share.

     In Section 10.5(F) of the Lease, the words "reduced by the Space Factor allocable to the IDA Premises" are deleted and replaced by the following words: "adjusted as provided in the definition of "Tenant's Tax Share" above."
















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8    Default under Unit Owners Agreement.

     The following language is added as Section 10.6(C) of the Lease:

      (C) Reference is made to that certain Unit Owners Agreement dated as of August 24, 1995 between Landlord and Tenant (the "UNIT OWNERS AGREEMENT"). If any Unit Owner (as defined in the Unit Owners Agreement) shall default in performing any obligation under the Unit Owners Agreement that corresponds to and incorporates any obligation of Landlord under this Lease, such default shall constitute a default by Landlord under this Lease.


9    Conformity with Tax Agreement.

     The following language is added as Section 10.6(C) of the Lease:

     (D) Reference is made to that certain Tax Agreement dated as of August 24, 1995 between Landlord and the City of New York (the "TAX AGREEMENT"). Landlord agrees that if any additional Condominium Units are created in the Building after the date hereof, the share of the Aggregate Value (as defined in the Tax Agreement) attributable to each such new Condominium Unit shall be equal to the percentage derived from dividing the Space Factor of such Condominium Unit (determined in accordance with Exhibit G, page 3 of 3, hereto) by 1,744,590.


10   Tenant's Tax Payment.

     In the first sentence of Section 11.2(A) of the Lease, the following words are added after the words "shall represent an increase above the Base Taxes": "(on a per unit of Space Factor basis)".


11   Lease Subject and Subordinate.

     The following language is added to the end of Section 15.1 of the Lease:

     Notwithstanding the foregoing, this Lease shall be subject and subordinate to the Overlease whether or not a Tenant Nondisturbance Agreement is executed or delivered.


12   Termination of the Lease.

     In the first sentence of Section 22.1(A) of the Lease, the words "If an Event of Default shall occur and Landlord" are deleted and replaced by the following words: "If (i) an Event of Default shall occur and (ii) Landlord".


13   No Other Changes.

     Except for the foregoing changes in the Lease, the parties ratify and confirm the Lease, as amended by this Amendment. Landlord and Tenant acknowledge and agree that the Lease, as amended by this Amendment, is in full force and effect in accordance with its terms. Any




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inconsistency between this Amendment and the Lease (as it existed before this
Amendment) shall be resolved in favor of this Amendment, whether or not this Amendment specifically modifies the particular provision(s) in the Lease inconsistent with this Amendment. Wherever the Lease refers to the Lease, such reference shall be deemed to refer to the Lease as modified by this Amendment.
Section 40.3 of the Lease shall apply to this Amendment as if set forth in full verbatim.


14   Miscellaneous.

     14.1 Representations, Warranties and Confirmations. Each party represents, warrants and confirms that this Amendment is a valid, legal, and binding obligation of such party enforceable in accordance with its terms and that the Lease is in full force and effect and has not been supplemented, modified or otherwise amended, except pursuant to this Amendment, or cancelled or terminated.

     14.2 Recording. This Amendment shall not be recorded; however, either party shall upon request of the other execute, acknowledge and deliver a memorandum with respect to this Amendment sufficient for recording.

     14.3 Amendments. The Lease may not be further amended, discharged or terminated except by a written instrument executed by the parties.

     14.4 Counterparts. This Amendment may be executed in counterparts, each of which shall be an original, but all of which shall constitute a single agreement.

     14.5 Sakura. This Amendment shall not become effective unless and until, within thirty days after the Effective Date: (a) Sakura has signed the Sakura Acknowledgment below and (b) two executed counterparts of this Amendment, with Landlord's and Sakura's signature, have been delivered to Tenant. Tenant agrees to the Sakura Acknowledgment. If, as of thirty days after the Effective Date, Sakura has not signed the Sakura Acknowledgment, then this Amendment shall be of no force or effect, and the parties shall so confirm in writing.






















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      IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the Effective Date.

      STANLEY STAHL D/B/A STAHL PARK      DONALDSON, LUFKIN & JENRETTE,
      AVENUE CO., Landlord                INC., Tenant




      By:/s/ Stanley Stahl                By: /s/ George P. Twill
         ------------------------             --------------------------
         Stanley Stahl                        Name:
                                              Title:


                          SAKURA ACKNOWLEDGMENT

Reference is made to the Subordination, Nondisturbance, Recognition and Attornment Agreement made of the 28th day of October, 1994, between Tenant and Sakura (the "SNDA"). In the third "Whereas" clause of the SNDA, the following language is added at the end of the reference to "October 26, 1994, as modified by the First Amendment of Agreement of Lease dated March 30, 1995":
"and the Second Amendment of Agreement of Lease dated as of August 24, 1995."

                            THE SAKURA BANK, LIMITED, NEW YORK BRANCH




                            By: _______________________________________
                               Name:
                               Title:























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